EXHIBIT 5.1

Erwin & Thompson LLP
A Law Partnership
Including Professional Corporations

ONE EAST LIBERTY, SUITE 424 POST OFFICE BOX 40817 RENO, NEVADA 89504	TELEPHONE: (702) 786-9494 FACSIMILE: (702) 786-1180 E-MAIL: erwin@renolaw.com WWW:http://www.renolaw.com

THOMAS P. ERWIN FRANK W. THOMPSON

July 17, 2012

Gryphon Gold Corporation
611 N. Nevada Street
Carson City, Nevada 89703

Re:           Registration Statement on Form S-1 filed July 17, 2012

Ladies and Gentlemen:

We have acted as Nevada counsel for Gryphon Gold Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-1 dated July 17, 2012 (the “Registration Statement”) of an aggregate of 18,812,500 Shares of the Company’s common Shares, par value of $0.001 per share (collectively the “Shares”).  The Shares registered for sale consist of the following:

a.  3,250,000 Shares acquirable upon exercise of the Company’s Series O Warrants (the “Series O Warrants”) at $0.30 per share until January 21, 2013, held by the selling securities holders (the “Series O Warrant Shares”);

b.  1,500,000 Shares of Common Stock acquirable upon exercise of the Company’s Series R Warrants (the “Series R. Warrants”) at Cdn$0.1862 per share, until March 20, 2015, held by the selling security holders (the “Series R Warrant Shares”); and

c.  14,062,500 Shares of Common Stock acquirable upon exercise of the Company’s Series T Warrants (the “Series T Warrants”) at Cdn$0.16 per share until April 18, 2015, held by the selling security holders (the “Series T Warrant Shares”).

In rendering this opinion, we have examined originals or copies of the following documents:

1. The articles of incorporation, amendments of the articles of incorporation, bylaws, minutes, certificates of officers, resolutions and other records of the Company.

2. The Resolutions of the Directors of the Company.

3. The Certificate of Corporate Existence With Status in Good Standing of the Secretary of State of the State of Nevada dated July 12, 2012, certifying the corporate existence and good standing of Gryphon.

July 17, 2012

4. The Registration Statement.

5. A copy of the form of Confidential Private Placement Subscription Agreement with respect to the sale of up to 8,000,000 units of the Company (the “Units”) with each Unit consisting of one Share and one Series O Warrant with respect to the sale of the Units with Exhibit A (a form of the Series O Warrant) and Exhibits B to D (the Series O Subscription Agreement).

6. A copy of the form of Series O Warrant.

7.  The Bridge Loan Agreement among the Company, Borealis Mining Company and Waterton Global Value, L.P. pursuant to which the Company issued the Series R Warrants.

8. A copy of the form of the Series R Warrant.

9. The Senior Secured Gold Stream Credit Agreement among the Company, Borealis Mining Company and Waterton Global Value, L.P. pursuant to which the Company issued the Series T Warrants.

10. A copy of the form of the Series T Warrant.

We have examined such other documents and considered such questions of law as we have deemed necessary or desirable for the expression of our opinions.  In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authenticity of the originals of the latter documents and the genuineness and authorization of all signatures other than those of and on behalf of the Company.

We have reviewed and our opinions are limited to the laws and regulations of:  (a) the State of Nevada and, (b) the United States.  Except as expressly stated in this opinion, we have not been called upon to review, nor have we reviewed, or to render any opinion regarding the laws of any other jurisdiction or any federal or state tax laws (including laws governing sales and use taxes) or regulations in connection with the transactions contemplated by the issuance of the Warrants, and, except as specifically stated in this opinion, we express no opinion whatsoever as to the effect such laws or regulations may have upon the issuance of the Warrants.  This opinion is rendered as of the above date.  We do not undertake to advise you of matters which may come to our attention after the above date and which may affect the opinions we have expressed.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Company has reserved a sufficient number of shares of its common capital stock (the “Warrant Shares”) for issuance upon exercise of the Warrants.

2.           Upon the exercise of the Warrants, the Warrant Shares issued and sold upon such exercise will be validly issued, fully paid and non-assessable.

July 17, 2012

This opinion is intended solely for your information and benefit and is not to be relied upon by or delivered to any other person or for any other purpose without or firm’s prior written consent, provided, however, that we consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under the heading “Legal Matters.”

Very truly yours, /s/ Erwin & Thompson LLP